Exhibit 99.1

FOR IMMEDIATE RELEASE

LENOX GROUP REPORTS THIRD-QUARTER 2006 RESULTS

Announces Changes to Acquired Lenox Defined Benefit Pension Plan;

Revises 2006 Earnings Outlook

EDEN PRAIRIE, Minn., Oct. 31, 2006 — Lenox Group Inc. (NYSE: LNX), a leading collectible, tabletop and giftware company, today reported net sales for the third quarter ended Sept. 30, 2006, of $154 million, up from $99.5 million in the prior year. The year-over-year increase in sales was driven by two additional months of contribution from the Lenox acquisition, which closed in September 2005, and the acquisition of Willitts Designs, creator of the Ebony Visions and Possible Dreams product lines, in March, which helped to offset a decline in Department 56 brand wholesale sales.

For the quarter, net income from continuing operations was $5.4 million, or 39 cents per share, compared with $11.5 million, or 84 cents per share in the third quarter of 2005. The company’s year-earlier earnings benefited disproportionately from the timing of the Lenox acquisition. The acquired Lenox business historically did not show a profit until the last four months of the year, meaning that losses in July and August of last year were not included in 2005 quarterly results. Earnings were adversely affected in this year’s third quarter by $3.2 million of higher interest expense primarily related to the acquisition, by a $1.8 million non-cash charge to write down the value of Lenox inventories, by higher product and fuel costs, by volume declines in the legacy Department 56 wholesale business and by integration-related costs that are included in selling, general and administrative expenses.

Including results from the company’s discontinued Time to Celebrate party plan business, which was exited in the fourth quarter of 2005 and therefore reclassified as discontinued operations, net income was $11.1 million, or 81 cents per share for the third quarter of 2005. All earnings per share figures refer to diluted earnings per share.

Business Initiative Update

Lenox Group Chairwoman and Chief Executive Officer Susan Engel said, “While our Lenox business performed in line with expectations in the quarter, softness in the gift and specialty channel and the collectible category continue to affect the performance of our Department 56 wholesale business. At the same time, our profitability was restrained by rising production, delivery and distribution costs, inventory management issues and investments related to the merger. We remain focused in the near term on actions to systemically reduce costs and increase cash flow, which will enhance our ability to build greater shareholder value.

–more–

LENOX GROUP REPORTS 2006 THIRD-QUARTER EARNINGS. . ./2

“While we have taken steps this year to enhance the operational effectiveness of the combined organization, we still have significant opportunities to reduce the complexity of our business and better leverage our combined resources to free up cash, which we will use to pay down debt,” Engel said.

Engel noted that initiatives are underway across the company to improve inventory management and increase the efficiency of the company’s supply chain. “Across the company, we have more than 20,000 SKUs and about 450 third-party manufacturing arrangements. Our plan is to reduce our SKUs by approximately 40 percent over the next two years and simplify our supply-chain structure, which will result in cost savings to the company. In fact, we will reduce Department 56 SKUs by 30 percent in 2007. This reduction will lower our costs and increase our efficiencies with little impact on top-line sales.

“Two of our biggest challenges this year have been the inaccuracy of our SKU-level forecasting, which has contributed to excess inventory, and the delay in receipt of product from overseas manufacturers,” Engel said. “While reducing the number of SKUs we are managing will help, we also have recently hired two new executives with strong backgrounds in the tabletop industry to focus on the areas of forecasting, international sourcing and product development. We expect our efforts in these areas to begin to pay off in mid-2007.”

During the quarter, the company began work on consolidating and upgrading its two wholesale order management systems. The project is expected to be completed by the middle of 2007. Engel added, “Having more robust analytical tools will further increase the efficiency of our wholesale operation, and support better inventory control and SKU management at the company.

“We are evaluating a number of additional opportunities to improve profitability and cash flow, and will provide further details on our cost-reduction plans and the benefits associated with them when we announce our year-end results,” Engel said.

Balance Sheet and Cash Flow Update

Debt at the end of the third quarter was approximately $212 million. This includes a $128.6 million balance on the company’s revolving credit facility and $83.4 million of long-term debt. The balance on the revolver reflects the seasonality of the business and the buildup of working capital in advance of the holiday season. Long-term debt was down $17 million from the end of last year, primarily as a result of planned facility sales. The company completed the sale of its Langhorne, Pa., facility for $9.9 million at the end of the second quarter. The proceeds from this transaction were used to pay down the company’s term loan.

On Oct. 3, the company entered into an agreement to sell its factory in Pomona, N.J., for $7 million. The agreement also includes provisions for the company to lease back space, under various terms, for its retail store and certain other operations. The sale is expected to be completed by Dec. 30, 2006. The company plans to use the proceeds from this transaction to reduce debt.

–more–

LENOX GROUP REPORTS 2006 THIRD-QUARTER EARNINGS. . ./3

The company also is currently working on the sale and leaseback of its distribution facility in Hagerstown, Md., and is assessing the sale of its office in Eden Prairie. The proceeds from these sales, which are estimated to be between $30 million and $35 million, would be used to pay down debt.

Net interest expense for the quarter increased to $4.8 million, up from $1.62 million in the prior year primarily due to higher average debt balances related to the acquisition.

Capital expenditures were $3.8 million for the third quarter and $8.7 million through the first nine months of the year. Depreciation and amortization totaled $3.7 million for the quarter and $11.6 million year-to-date.

For the quarter, the company generated earnings before interest, income taxes, depreciation and amortization (EBITDA, a non-GAAP measure) of $16.6 million, compared with $21.6 million in the third quarter of 2005. The year-over-year difference in EBITDA was primarily driven by the timing of the Lenox acquisition in September 2005 and its impact on last year’s third-quarter results noted above.

As a result of the seasonal increase in working capital levels, the company used $100.7 million of cash from operations year-to-date. For the full year, excluding pension funding of approximately $12 million, and restructuring and severance payments of $12 million, the company expects free cash flow in the range of $15 million to $20 million (cash flows from continuing operations less capital expenditures). Debt reduction remains the company’s top priority for the use of its excess cash.

Benefit Plan Changes

The company today announced that it will freeze the Lenox non-union defined-benefit pension plan and increase its matching 401(k) contribution rate for those employees to a maximum of 4 percent of salary, effective January 2007. Legacy non-union Lenox employees also will now be eligible for the company’s profit-sharing plan. The acquired Lenox pension plan covers about 2,200 current and former employees. In addition, post-retirement health-care benefits for Lenox non-union employees retiring after Dec. 31, 2006, will no longer be available.

As a result of the pension-plan change, no future benefits will accrue under the pension plan, but pension benefits earned through Dec. 31, 2006, will be available to legacy Lenox employees when they retire under the terms of the plan. The changes to the pension plan do not affect current Lenox retirees or former employees with vested benefits.

“These changes are consistent with trends in employee benefits and will enhance the company’s competitiveness,” Engel said. “We believe these changes balance the needs of helping our employees achieve retirement security, while providing a more predictable cost structure for the company.”

–more–

LENOX GROUP REPORTS 2006 THIRD-QUARTER EARNINGS. . ./4

Lenox expects to recognize a curtailment gain of approximately $11 million as a result of this pension plan change. Funding for the company’s defined-benefit pension plans is expected to be $9 million in 2007 and $2 million in 2008, down from $12 million this year. The company also expects its post-retirement health-care expenses to be reduced by $1.3 million on an annual basis.

Third-Quarter Performance from Continuing Operations by Business Segment

Wholesale. Third-quarter net sales in the wholesale segment increased to $118 million, up from $78.9 million in 2005. The increase in revenue was principally due to the Lenox acquisition and the addition of Willitts. Sales of Department 56 brand products were down 8 percent in the quarter.

As previously reported, the company’s legacy Department 56 business continues to experience softness in the gift and specialty channel, which is operating in a highly competitive environment, and in the collectible category. The company noted that Department 56 shipments, which had been delayed through the first half of the year due to the timing of receipt of product from overseas manufacturers, began to catch up to orders in the third quarter. Department 56 sales were down 26 percent through six months and 13 percent year-to-date.

Third-quarter gross margin in the wholesale segment was 43 percent, down from 45 percent in the prior year. The decrease was primarily related to lower gross margins on the Lenox brands and the inventory charges noted above.

During the quarter, the company completed the consolidation of its Lenox, Dansk and Gorham wholesale business and its Consumer Direct operation from two offices into one facility in Bristol, Pa.

“Having our design, product development, marketing and support teams under one roof will enhance our ability to exchange ideas, plans and strategies, as well as share resources, thereby maximizing the sales and profit potential of our brands,” Engel said.

Retail. Net sales in the company’s retail segment increased to $14.3 million, up from $11.9 million in the prior year. Same-store sales (including stores added as a result of the Lenox acquisition and compared against pre-acquisition results) were down 2.2 percent for the quarter, against strong comparisons with a year ago when Department 56 reported a 10 percent increase in same-store sales. Year-to-date, however, same store sales for Department 56 were up 2 percent.

The gross profit margin rate in the retail segment was 52 percent, compared with 64 percent in the prior year. In the third quarter of last year, the company ran aggressive promotions to liquidate merchandise in 31 Lenox outlet stores scheduled to be closed, which typically would have resulted in lower gross margins. However, the Lenox inventory was revalued at its estimated selling price less cost of disposal under the purchase method of accounting on the opening balance sheet date of Sept. 1, 2005, which had the effect of increasing the gross margin rate compared with historical levels. The impact of this purchase accounting adjustment was approximately $700,000.

–more–

LENOX GROUP REPORTS 2006 THIRD-QUARTER EARNINGS. . ./5

Excluding the purchase accounting adjustment, the gross profit margin was 57 percent in 2005. The retail operation acquired from Lenox includes primarily outlet stores, which carry a lower gross margin rate. The year-over-year decline in the gross margin rate was driven by having a full three months of the Lenox business this year, compared with one month in the prior year, and a longer period of markdowns to help reduce excess inventory.

In October, the company opened its first “All The Hoopla” store in Detroit. The new concept store, which will feature all of the company brands — Department 56, Lenox, Dansk and Gorham — in a single location, will focus on providing consumers with entertaining, decorating and everyday gift-giving solutions. The company is scheduled to open two more stores this year and two in 2007.

Joel Anderson, president of Consumer Direct, said, “We are excited to test a new store format that will provide consumers a broad assortment of products representing all of the company’s brands. This new store format is part of our strategy to expand our retail business. We will closely monitor performance and evaluate results of these stores at the end of the third quarter of next year to determine if further expansion is warranted. These stores will be not only a new source of top-line growth, but also a vehicle for building brand equity and creating new enthusiasts for our brands.”

Direct. Net sales in the direct segment rose to $21.7 million, up from $8.7 million in the third quarter of 2005. This year’s results included three full months of the Lenox direct business, compared with only one month a year ago.

The third-quarter 2006 gross profit margin was 71 percent, compared with 65 percent in 2005. The year-earlier gross margin rate was negatively impacted by a $600,000 charge related to the write-up of Lenox inventory to its estimated selling price less cost of disposal under the purchase method of accounting on the opening balance sheet date. Excluding the purchase accounting adjustment, the gross profit margin was 72 percent in 2005.

“We see good opportunities to grow our direct business,” Engel said. “The direct business gives us an excellent platform to further increase awareness of the Lenox, Dansk, Gorham and Department 56 brands. We also intend to leverage the strong personalization and customization capabilities of our direct business into other channels and product segments.”

–more–

LENOX GROUP REPORTS 2006 THIRD-QUARTER EARNINGS. . ./6

Nine-Month Summary

Through nine months, net sales were $342.2 million, compared with $155.4 million in the prior year. Excluding the goodwill adjustment noted below (a non-GAAP measure), the company reported a loss from continuing operations for the first nine months of $7.2 million, or 52 cents per share, compared with net income from continuing operations of $13.7 million, or 99 cents per share in the prior year. The loss from continuing operations in the first nine months of 2006 is principally due to the acquisition of the Lenox business, which historically operated at a loss during the first eight months of the year.

During the second quarter, the company completed a review of Department 56 goodwill in accordance with Statement of Financial Accounting Standards No. 142. As a result of this review, the company recorded an impairment charge of $35.7 million, net of tax, to write down the goodwill related to the Department 56 wholesale segment. This goodwill was originally recorded in 1992 in connection with the acquisition of Department 56 by Forstmann Little & Co. Including the goodwill adjustment, the net loss was $42.9 million, or $3.12 per share.

2006 Outlook

The company today said that excluding the goodwill adjustment discussed above, it now expects full-year earnings from continuing operations to be in the range of 35 cents to 45 cents per share. These estimates include an expected $1.5 million pre-tax gain on the sale of the Pomona facility and the reversal of a $1.5 million income tax reserve previously established. Adjusting for these one-time items, earnings are expected to be in the 20 cents to 30 cents per share range.

The primary factors affecting the company’s results include the impact of excess inventory charges, lower volume in the wholesale segment, and higher production and distribution costs. These increased costs are largely attributable to the significant rise in labor and energy expenses among the company’s overseas manufacturers, and higher fuel costs, which have driven up the company’s shipping and transportation expenses.

“Our attention is focused on improving financial performance and generating cash,” Engel said. “We are committed to making the necessary investments to strengthen our brands and businesses to better position them to deliver profitable growth and shareholder value over the long term.”

–more–

LENOX GROUP REPORTS 2006 THIRD-QUARTER EARNINGS. . ./7

Conference Call Information

Lenox Group management will review the company’s 2006 third-quarter results on a conference call today, beginning at 10:30 a.m. (ET). Investors will have the opportunity to listen to a live Webcast of the conference call over the Internet at www.fulldisclosure.com. To participate, please go to the Web site at least 15 minutes prior to the start time to register and download and install any necessary software. A replay will be available at the same location after the call concludes for those who cannot listen to the live broadcast.

About Lenox Group Inc.

Lenox Group Inc. is a market leader in quality tabletop, collectible and giftware products sold under the Department 56, Lenox, Dansk and Gorham brand names. The company sells its products through wholesale customers who operate gift, specialty and department stores in the United States and Canada, company-operated retail stores, and direct-to-the-consumer through catalogs, direct mail, and the Internet.

# # #

Contact:	Gregg Peters
(952) 944-5600

Notes concerning forward-looking statements:

This release contains forward-looking statements about the Company’s performance. These statements are based on management’s estimates, assumptions and projections as of today and are not guarantees of future performance. Any conclusions or expectations expressed in, or drawn from, the statements in this press release concerning matters that are not historical corporate financial results are forward-looking statements that involve risks and uncertainties. Such risk and uncertainties that could affect performance include, but are not limited to, the ability of Lenox Group Inc to: (1) integrate Lenox into its business; (2) achieve revenue or cost synergies; and (3) generate cash flow to pay off debt. Actual results may vary materially from forward-looking statements and the assumptions on which they are based. The Company undertakes no obligation to update or publish in the future any forward-looking statements. Also, please read the bases, assumptions and factors set out in Item 7 in the Company’s Form 10-K for 2005 dated March 16, 2006 and filed under the Securities Exchange Act of 1934, all of which is incorporated herein by reference and applicable to the forward-looking statements set forth herein.

LENOX GROUP INC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In thousands, except per share amounts)

	Quarter Ended				39 Weeks Ended
	September 30, 2006		October 1, 2005		September 30, 2006		October 1, 2005
NET SALES	$154,035		$99,471		$342,249		$155,444
COST OF SALES	80,528	52.3%	50,799	51.1%	171,977	50.2%	78,550	50.5%

Gross Profit	73,507	47.7%	48,672	48.9%	170,272	49.8%	76,894	49.5%

Selling, general and administrative expenses	60,546	39.3%	29,494	29.7%	170,852	49.9%	54,352	35.0%
Goodwill impairment	—	0.0%	—	0.0%	37,074	10.8%	—	0.0%

OPERATING INCOME (LOSS) FROM CONTINUING OPERATIONS	12,961	8.4%	19,178	19.3%	(37,654)	-11.0%	22,542	14.5%

Interest expense	4,802	3.1%	1,623	1.6%	11,809	3.5%	1,737	1.1%
Other, net	(4)	0.0%	(468)	-0.5%	(75)	0.0%	(746)	-0.5%

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	8,163	5.3%	18,023	18.1%	(49,388)	-14.4%	21,551	13.9%

PROVISION (BENEFIT) FOR INCOME TAX	2,776	1.8%	6,564	6.6%	(6,508)	-1.9%	7,834	5.0%

INCOME (LOSS) FROM CONTINUING OPERATIONS	5,387	3.5%	11,459	11.5%	(42,880)	-12.5%	13,717	8.8%

LOSS FROM DISCONTINUED OPERATIONS, NET OF TAX	—		(397)		—		(1,165)

NET INCOME (LOSS)	$5,387		$11,062		$(42,880)		$12,552

INCOME (LOSS) PER SHARE – BASIC:
INCOME (LOSS) PER SHARE FROM CONTINUING OPERATIONS	$0.39		$0.84		$(3.12)		$1.00
LOSS PER SHARE FROM DISCONTINUED OPERATIONS	—		(0.03)		—		(0.08)

NET INCOME (LOSS) PER SHARE – BASIC	$0.39		$0.81		$(3.12)		$0.92

INCOME (LOSS) PER SHARE – ASSUMING DILUTION:
INCOME (LOSS) PER SHARE FROM CONTINUING OPERATIONS	$0.39		$0.84		$(3.12)		$0.99
LOSS PER SHARE FROM DISCONTINUED OPERATIONS	—		(0.03)		—		(0.08)

NET INCOME (LOSS) PER SHARE – ASSUMING DILUTION	$0.39		$0.81		$(3.12)		$0.91

WEIGHTED AVERAGE SHARES OUTSTANDING:
BASIC	13,758		13,688		13,743		13,661
ASSUMING DILUTION	13,795		13,713		13,743		13,786

SUPPLEMENTAL INFORMATION –
Depreciation and intangible asset amortization expense (as reported
within SG&A from continuing operations)	$3,654		$1,956		$11,591		$3,677

Reclassifications – Certain reclassifications were made to the quarter ended October 1, 2005 and 39 weeks ended October 1, 2005 condensed consolidated statement of operations in order to conform to the presentation of the quarter ended September 30, 2006 and 39 weeks ended September 30, 2006 condensed consolidated statement of operations. These reclassifications had no impact on consolidated net income (loss) as previously reported.

LENOX GROUP INC
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands)

ASSETS

	September 30, 2006	December 31, 2005	October 1, 2005
CURRENT ASSETS:
Cash and cash equivalents	$429	$1,279	$1,728
Accounts receivable, net	121,360	55,563	128,801
Inventories	127,950	94,346	138,339
Deferred taxes	13,375	13,380	8,168
Income tax receivable	5,370	—	—
Other current assets	11,609	8,411	13,613
Current assets of discontinued operations	—	—	2,841

Total current assets	280,093	172,979	293,490

PROPERTY AND EQUIPMENT, net	70,300	71,428	90,781
ASSETS HELD FOR SALE	5,508	17,018	—
GOODWILL	18,195	53,769	58,183
TRADEMARKS, net	122,718	121,971	109,951
OTHER INTANGIBLES, net	14,715	17,037	18,338
MARKETABLE SECURITIES	1,963	2,449	2,349
DEFERRED TAXES	—	—	4,818
OTHER ASSETS	10,207	13,277	12,164
NONCURRENT ASSETS OF DISCONTINUED OPERATIONS	—	—	108

	$523,699	$469,928	$590,182

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current portion of long-term debt	$9,155	$10,000	$7,500
Borrowings on revolving credit facility	128,644	10,468	121,500
Accounts payable	55,158	31,270	39,043
Accrued compensation and benefits payable	11,135	16,538	17,046
Income taxes payable	—	6,590	11,598
Severance and restructuring reserves	3,809	12,201	14,503
Other current liabilities	4,830	6,554	6,306
Current liabilities of discontinued operations	—	32	74

Total current liabilities	212,731	93,653	217,570

DEFERRED COMPENSATION OBLIGATION	1,984	2,489	2,353
PENSION OBLIGATIONS	77,997	87,014	85,476
POSTRETIREMENT OBLIGATIONS	29,304	28,560	28,218
DEFERRED TAXES	233	1,424	—
LONG-TERM DEBT	74,203	90,250	92,750
OTHER NONCURRENT LIABILITIES	6,812	4,789	5,014
STOCKHOLDERS’ EQUITY	120,435	161,749	158,801

	$523,699	$469,928	$590,182

Reclassifications – Certain reclassifications were made to the October 1, 2005 condensed consolidated balance sheets in order to conform to the presentation of the September 30, 2006 and December 31, 2005 condensed consolidated balance sheet. These reclassifications had no impact on consolidated net income (loss) or retained earnings as previously reported.

LENOX GROUP INC
SEGMENTS OF THE COMPANY AND RELATED INFORMATION FROM CONTINUING OPERATIONS (UNAUDITED)
(In thousands)

	Quarter Ended				39 Weeks Ended
	September 30, 2006		October 1, 2005		September 30, 2006			October 1, 2005
WHOLESALE:
Net sales	$117,959	100.0%	$78,898	100.0%	$240,434	100.	0%	$131,971	100.	0%
Gross profit	50,561	42.9%	35,462	44.9%	103,393	43.0%		61,657	46.7%
Selling expenses	12,424	10.5%	6,765	8.6%	32,122	13.4%		14,526	11.0%
Goodwill impairment	—	0.0%	—	0.0%	37,074	15.4%		—	0.0%
Operating income (loss) from continuing operations	38,137	32.3%	28,697	36.4%	34,197	14.2%		47,131	35.7%

RETAIL:
Net sales	$14,333	100.0%	$11,857	100.0%	$41,040	100.0%		$14,757	100.0%
Gross profit	7,445	51.9%	7,542	63.6%	25,604	62.4%		9,571	64.9%
Selling expenses	7,684	53.6%	4,671	39.4%	24,106	58.7%		7,773	52.7%
Operating (loss) income from continuing operations	(239)	-1.7%	2,871	24.2%	1,498	3.7%		1,798	12.2%

DIRECT:
Net sales	$21,743	100.0%	$8,716	100.0%	$60,775	100.0%		$8,716	100.0%
Gross profit	15,501	71.3%	5,667	65.0%	41,275	67.9%		5,667	65.0%
Selling expenses	12,339	56.7%	4,150	47.6%	31,900	52.5%		4,150	47.6%
Operating income from continuing operations	3,162	14.5%	1,517	17.4%	9,375	15.4%		1,517	17.4%

CORPORATE:
Unallocated general and administrative expenses	$(28,099)		$(13,907)		$(82,724)			$(27,904)

CONSOLIDATED:
Net sales	$154,035		$99,471		$342,249			$155,444
Operating income (loss) from continuing operations	12,961	8.4%	19,178	19.3%	(37,654)	-11.0%		22,542	14.5%

The Company has three reportable segments – Wholesale, Retail and Direct. Although the product produced and sold for each segment is similar, the type of customer for the product and the method used to distribute the product are dtrferent. The segmentation of these operations also reflects how the Company’s chief executive officer (the CEO) currently reviews the results of these operations. Operating income (loss) from continuing operations for each operating segment includes specifically identifiable operating costs such as cost of sales and selling expenses. General and administrative expenses are generally not allocated to specific operating segments and are therefore reflected in the corporate category. Other components of the statement of operations, which are classified below operating income (loss) from continuing operations, are also not allocated by segment. In addition, the Company does not account for or report assets, capital expenditures or certain depreciation and amortization by segment. All transactions between operating segments have been eliminated and are not included in the following table.

Reclassifications – Certain reclassifications were made to the quarter ended October 1, 2005 and 39 weeks ended October, 2005 segment information in order to conform to the presentation of the quarter ended September 30, 2006 and 39 weeks ended September 30, 2006. These reclassifications had no impact on consolidated net income (loss) as previously reported.

Reconciliation of Non-GAAP Financial Measures
(In thousands)

	Quarter Ended		39 Weeks Ended
	September 30, 2006	October 1, 2005	September 30, 2006	October 1, 2005
Income (loss) from continuing operations (GAAP measure)	$5,387	$11,459	$(42,880)	$13,717

Goodwill impairment, net of tax	—	—	35,674	—

Income (loss) from continuing operations excluding goodwill impairment *	$5,387	$11,459	$(7,206)	$13,717

Interest expense	4,802	1,623	11,809	1,737

Provision (benefit) from income tax (excluding tax benefit from goodwill impairment included above)	2,776	6,564	(5,108)	7,834

Depreciation and intangible asset amortization expense	3,654	1,956	11,591	3,677

EBITDA *	$16,619	$21,602	$11,086	$26,965

*  To supplement our consolidated financial statements presented in accordance with GAAP, we use the non-GAAP financial measures of Income (loss) from continuing operations excluding goodwill impairment and EBITDA (earnings before interest, taxes, and depreciation and amortization). We have excluded the goodwill impairment to provide a meaningful comparison between current results and prior reported results. Management believes these non-GAAP financial measures provide useful information to investors regarding financial performance from continuing operations. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results.